Exhibit 16.1

                         [Deloitte & Touche Letterhead]


SENT VIA MESSENGER AND FACSIMILE

May 29, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington D.C.
United States of America
20549-7561

Attention: Office of the Chief Accountant
           and
           H. Christopher Owings, Assistant Director, Corporation Finance

Dear Sirs/Madams:

RE: ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

We have read Item 4 of Environmental Solutions Worldwide, Inc. (the "Company") Form 8-K/A (No. 2) dated May 15, 2009, and we agree with the statements made therein. For clarification, please note that we were not engaged to perform any review for interim periods occurring after the December 31, 2008 year end of the Company.

Yours truly,

/s/ Deloitte & Touche LLP


Chartered Accountants
Independent Registered Chartered Accountants

Copy to: Mr. Nitin Amersey, Chairman of the Board
         Mr. Michael F. Albanese, Audit Committee Chair
         Mr. Praveen Nair, Chief Accounting Officer